Exhibit 99

FOR IMMEDIATE RELEASE:

                   CONOLOG REPORTS FIRST QUARTER 2004 RESULTS

Somerville, NJ - December 15, 2003: Conolog Corporation (NASDAQ: CNLG) announced today its first quarter results for the three months ended October 31, 2003.

The Company reported total revenues of $423,724 for the three months ended October 31, 2003, a decrease of 11% or $52,343, from $476,067 reported for the same quarter a year ago.

The Company reported a 17% increase in selling and general administrative expenses as compared to the same period last year. The Company attributed the increase to the aggressive marketing of the PDR2000.

During the first quarter ended October 31, 2003, the Company reported a net operating loss of $(107,098) or ($0.08) per share as compared to a net operating profit of $225,046 or $0.45 per share for the quarter ended October 31, 2002. The Company attributed its first quarter loss to the decrease in service revenues as well as a 17% or $37,492 increase in selling and administrative expenses.

About Conolog Corporation

Conolog Corporation provides engineering and design services and technical personnel placement to a variety of industries, government organizations and public utilities nationwide. The Company's INIVEN division manufactures a line of digital signal processing systems, including transmitters, receivers and multiplexers.

Contact: Conolog Corporation: Robert Benou, Chairman, 908/722-8081; National Financial Network, Geoffrey Eiten, Investor Relations; 781/444-6100, ext. 613 or email geiten@nfnonline.com, or visit www.nfnonline.com/cnlg.

Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the Company's products, increased levels of competition, new products introduced by competitors, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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